EXHIBIT 99.1

Red Robin Gourmet Burgers, Inc. Announces Executive Leadership Appointments

Retirement of Chief Financial Officer Lynn Schweinfurth, New Chief Financial Officer Todd Wilson and New Chief Legal Officer Sarah Mussetter

Jeff Hoban to Serve as Interim Chief Legal Officer; Deena DePhillips to lead IT team until new CIO is named; and Amy Woolen to lead Marketing team until new CMO is named

ENGLEWOOD, CO – October 31, 2022 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB), a full- service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced a series of permanent and interim executive appointments as part of the formation of a new leadership team that will support President and Chief Executive Officer G.J. Hart in driving growth and long-term shareholder value.

With the retirement of Lynn Schweinfurth, the executive leadership team will now include Todd Wilson, Chief Financial Officer, who will be joining the Company on Nov 7th. In addition, Sarah Mussetter will be rejoining the Company on December 5th as Chief Legal Officer, while Jeff Hoban will continue to serve as Interim Chief Legal Officer until Ms. Mussetter’s arrival. Deena DePhillips, VP Technology, will lead the IT organization and Amy Woolen, VP Marketing & Brand Management, will lead Marketing until a new CIO and CMO are appointed. Both will report to G.J. Hart in the interim.

G.J. Hart, Red Robin’s President and Chief Executive Officer said, “I am thrilled to announce new additions to the executive leadership team. Since becoming CEO in early September, my focus has been to build upon the foundation that has been laid so we can best fulfill our brand promise and deliver a differentiated restaurant experience to our guests. I believe both Todd and Sarah bring abundant experience and expertise to help us achieve these objectives. I also want to extend my gratitude to Jeff, Deena, and Amy for demonstrating their dedication to Red Robin and for serving in interim capacities. They bring a plethora of talent to fulfill the duties of these roles.”

Mr. Wilson most recently served as Chief Financial Officer at Hopdoddy Burger Bar and Hibar Hospitality in Austin, Texas from 2018 until 2022. Prior to that, he was Vice President of Finance for Jamba Juice from 2016 until 2018. From 2012 to 2016, Mr. Wilson served as Division CFO and Vice President of Finance at Bloomin’ Brands Carrabba’s Italian Grill, and later from 2011-2012 also served as Division CFO and Vice President of Finance for Bloomin’ Brands Fleming’s Prime Steakhouse and Roy’s Hawaiian Fusion. Mr. Wilson received his MBA from the University of South Florida and his bachelor’s degree from the University of Florida.

Ms. Mussetter will be replacing Michael Kaplan who recently left the Company to pursue other career interests. Red Robin is excited for her return, as she has previously spent 10 years with the Company. Until her arrival, Jeff Hoban, currently Vice President and Deputy General Counsel, will continue to serve as Interim Chief Legal Officer. Effective immediately, Mr. Hoban has also been promoted to Senior Vice President, Deputy General Counsel.

Ms. Mussetter most recently served as Senior Vice President, Deputy General Counsel & Assistant Corporate Secretary at Skillsoft Corporation from 2021 until 2022, a publicly held educational technology company that provides enterprise learning solutions. From 2011 to 2021, she served at Red Robin, most recently in the role of Vice President, Deputy General Counsel & Assistant Corporate Secretary. Prior to her time at Red Robin, Ms. Mussetter started her legal career with Holme Roberts & Owen (presently known as Bryan Cave Leighton Paisner) where she worked closely with public company securities. She received her law degree from the University of Denver and her bachelor’s degree from the University of Michigan.

Lynn Schweinfurth will continue to play a role at the Company through the remainder of the year. In addition, Darla Morse, Executive Vice President and Chief Information Officer, and Jonathan Muhtar, Executive Vice President and Chief Concept Officer will be leaving to pursue other personal and career interests.

Hart added, “We express our sincere appreciation to Lynn and all of her work and dedication through some of the most challenging periods of our brand history. During her tenure, we transitioned to a new CEO in Paul Murphy, dealt with the challenges of COVID-19, and most notably, established a new credit facility. We wish her the best in her future aspirations outside of Red Robin.”

Hart concluded, “We also want to thank Darla Morse and Jonathan Muhtar for all of their contributions. Darla helped launch our new app last year as well as the Hot Schedules platform in 2022. Jonathan has been at the forefront of recent menu innovations, limited time offers, as well as the growth of Red Robin Royalty®. We wish them both well as they transition to new opportunities.”

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's now easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering, or you can download our new app for easy customization, access to the Red Robin Royalty® dashboard and more. There are more than 520 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

For media relations questions contact:

Joanna Kaufman, Red Robin Gourmet Burgers, Inc.

jkaufman@redrobin.com

(410) 458-2308

For investor relations questions contact:

Raphael Gross, ICR

investor@redrobin.com

(203) 682-8253